UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

NORTHEAST UTILITIES

(Exact name of registrant as specified in its charter)

Massachusetts	001-5324	04-2147929
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Federal Street, Building 111-4 Springfield, Massachusetts	01105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 665-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5    Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 23, 2010, the Compensation Committee of the Board of Trustees of Northeast Utilities (the “Company”) approved the 2010 Annual Incentive Program under the Northeast Utilities Incentive Plan. The named executive officers of the Company to be identified in the proxy statement for the Company’s 2010 annual meeting of shareholders (the “NEOs”) are eligible to participate in this program.

The 2010 Annual Incentive Program provides the NEOs with an opportunity to receive incentive compensation in cash based on the Company’s and each NEO’s performance during 2010. The 2010 Annual Incentive Program consists of a corporate goal for all NEOs plus individual goals with various weightings for each NEO. The 2010 corporate goal is to achieve an adjusted net income target consisting of net income adjusted to exclude the effect of certain nonrecurring income and expense items or events. Individual goals for 2010 include various financial, operational, customer experience, leadership, workforce effectiveness and strategic metrics that are drivers of overall corporate performance. Actual annual incentive payments may equal up to two times target for superior Company and individual performance. No amounts have been paid under the 2010 Annual Incentive Program. Awards under the 2010 Annual Incentive Program, if any, will be paid in cash during the first quarter of 2011.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES
(Registrant)

March 29, 2010	By:	/s/ DAVID R. MCHALE
David R. McHale
Executive Vice President and Chief Financial Officer

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